Exhibit 99.1

CUBIST ANNOUNCES APPOINTMENT OF MICHAEL TOMSICEK

TO CHIEF FINANCIAL OFFICER

Lexington, Mass., March 4, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced the appointment of Michael Tomsicek as Senior Vice President and Chief Financial Officer (CFO).  Mr. Tomsicek, who has served as Senior Vice President and Deputy CFO since July 2012, succeeds David McGirr.  After more than a decade of leadership at Cubist, Mr. McGirr will serve as Senior Advisor to the Chief Executive Officer (CEO), and retire in 2014.

“David has been an outstanding contributor to Cubist’s success over the past decade,” said Mike Bonney, Cubist’s CEO.  “He helped build the strong financial foundation that Cubist and our shareholders benefit from today.  We appreciate his dedication to Cubist and are pleased he will continue to serve the Company during this time of transition.  In addition, a critical component of our Building Blocks of Growth strategic goals has been cultivating top talent, and we are very fortunate to have a successor in Michael who can step into this important role and help continue our excellent momentum as we begin our next chapter as a Company.”

Mr. McGirr, said, “I’ve enjoyed working closely with Mike and everyone at Cubist as CFO over the past decade and am proud to have helped the Company become a global leader in the hospital and acute care environment, help countless patients, and generate significant value for shareholders.  I believe now is the right time for a transition and am confident Michael will serve Cubist very well as our CFO.”

“I have been fortunate to work closely with David to ensure a smooth transition into my expanded role,” said Mr. Tomsicek.  “With a strong financial foundation, an exceptional late-stage pipeline, and an emerging global presence, this is an exciting time at Cubist.  I look forward to helping the Company continue to grow and expand in the years ahead.”

As CFO, Mr. Tomsicek will oversee Cubist’s financial planning and analysis, technical accounting, controllership, treasury, tax, commercial financial services, strategic sourcing activities, investor relations, and facilities functions.  Mr. Tomsicek joined Cubist in 2010 as Vice President of Corporate Finance.  Prior to Cubist, he spent eight years at General Electric Healthcare, initially as Finance Manager of its global operations, and then as CFO of its diagnostic ultrasound business and CFO of its global ultrasound product group.  Previously, Mr. Tomsicek served in a variety of financial and operational roles at Motorola.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

Vice President, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Julie DiCarlo

Senior Director, Corporate Communications

(781) 860-8063

julie.dicarlo@cubist.com